Exhibit 4.1

POLYPORE INTERNATIONAL, INC.
2006 STOCK OPTION PLAN

[Stock reserve figures have been updated to reflect a 147.422149373576 -1 stock split effected on June 25, 2007]

1              Purpose and Intent.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating and rewarding Eligible Persons, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of Participants with those of such stockholders.  The Plan authorizes the award of stock-based incentives to Participants to encourage such persons to expend their maximum efforts in the creation of stockholder value.

The Options issued under this Plan are not intended to be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code.  It also is intended that (i) the exercise price per share of Stock to be purchased pursuant to any Option will never be less than the “fair market value” (determined in a manner consistent with Section 409A of the Code and the guidance and regulations promulgated under Section 409A of the Code) per share of the Stock covered by such Option at the time of the grant of such Option, (ii) the transfer or exercise of the Options will be subject to taxation pursuant to Section 83 of the Code and Treas. Reg. §1.83-7; and (iii) no Option will include any feature for the deferral of compensation, other than the deferral of recognition of income until the later of exercise or disposition of the Option under Treas. Reg. §1.83-7, or the time the Stock is acquired pursuant to the exercise of the Option first becomes substantially vested (as defined in Treas. Reg. §1.83-3(b)).

2              Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)           “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such entity.
(b)           “Annual EBITDA” means, for any fiscal year, an amount equal to, the Consolidated EBITDA (as such term is defined in that certain Credit Agreement, dated as of May 13, 2004, as amended on each of  June 30, 2004 and December 13, 2005, but determined after adding back all management, sponsor, arranger and other fees, if any, paid by the Company to the Warburg Investors) for such fiscal year, and as appropriately adjusted by the Committee, in its reasonable discretion, for any acquisitions and divestitures occurring after the Effective Date.
(c)           “Annual EBITDA Target” means:

(i)            for fiscal year 2006, $130.2 million;

(ii)           for fiscal year 2007, $142.1 million;

(iii)          for fiscal year 2008, $150.1 million; and

(iv)          for fiscal year 2009, $158.6 million;

provided, however, the Annual EBITDA Target shall be appropriately adjusted by the Committee, in its reasonable discretion, for any acquisitions and divestitures included in the calculation of Annual EBITDA pursuant to Section 2(b) above.

(d)           “Annual Performance Vested Option” means an Option subject to the vesting schedule provided in Section 5(f)(ii)(1) below.
(e)           “Board” means the Board of Directors of the Company.
(f)            “Cause” means, in the absence of any employment agreement between a Participant and the Employer otherwise defining Cause, (i) fraud or  embezzlement on the part of Participant in the course of his or her employment or services, (ii) personal dishonesty or acts of gross negligence or gross misconduct, which, in each case, is demonstrably and materially injurious to the Company or any of its Affiliates (iii) a Participant’s intentional engagement in conduct that is materially injurious to the Company or any of its Affiliates, (iv) a Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the reputation or business of the Company or any of its Affiliates; (v) public or consistent drunkenness by a Participant or his or her illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or any of its Affiliates or which impairs, or could reasonably be expected to impair, the performance of a Participant’s duties to the Company or any of its Affiliates; or (vi) willful failure by a Participant to follow the lawful directions of a superior officer or the Board, unless such failure did not occur in bad faith and is cured promptly after written notice of such failure is given to the Participant by such superior officer or the Board, or such direction otherwise constitutes Good Reason.  In the event there is an employment agreement between a Participant and the Employer defining Cause, “Cause” shall have the meaning provided in such agreement.
(g)           “Change in Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Warburg Investors or their Affiliates; (ii) any person or group, other than the Warburg Investors or their Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission); or (iii) the sale or disposition, in one or a series of related transactions, of the voting stock of the Company, as a result of which the Warburg Investors (either directly or indirectly) beneficially own less than 10% of the total voting power of the voting stock of the Company.
(h)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.
(i)            “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board consisting of two or more individuals.
(j)            “Committee Verification Date” means the date that the Committee verifies achievement of the Annual EBITDA Target and Cumulative EBITDA Target, as applicable.  The Committee Verification Date shall occur within ten (10) business days after the Committee receives the Company’s audited financial statements for the applicable fiscal year.
(k)           “Company” means Polypore International, Inc., a Delaware corporation.
(l)            “Company Repurchase Right” shall have the meaning set forth in Section 7 below.
(m)          “Company Securities” means equity securities of the Company acquired by the Warburg Investors from time to time (determined on an as-converted basis).
(n)           “Corporate Event” shall have the meaning set forth in Section 8 below.
(o)           “Cumulative EBITDA” means, for any fiscal year, the sum of the Annual EBITDA for each fiscal year prior to and including such fiscal year, commencing with fiscal year 2006.
(p)           “Cumulative EBITDA Target” means:

(i)            for fiscal year 2006, $130.2 million;

(ii)           for fiscal year 2007, $272.3 million;

(iii)          for fiscal year 2008, $422.4 million; and

(iv)          for fiscal year 2009, $581.0 million;

provided, however, the Cumulative EBITDA Target shall be appropriately adjusted by the Committee, in its reasonable discretion, for any acquisitions and divestitures included in the calculation of Annual EBITDA pursuant to Section 2(b) above.

(q)           “Cumulative Performance Vested Option” means an Option subject to the vesting schedule provided in Section 5(f)(ii)(2) below.
(r)            “Disability” means, in the absence of any employment agreement between a Participant and the Employer otherwise defining Disability, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.  In the event there is an employment agreement between a Participant and the Employer defining Disability, “Disability” shall have the meaning provided in such agreement.
(s)           “Effective Date” shall mean June 15, 2006, the date that the Board adopted the Plan.
(t)            “Eligible Person” means (i) each employee of the Company or of any of its Affiliates, including each such person who may also be a director of the Company and/or its Affiliates; (ii) each non-employee director of the Company and/or its Affiliates; (iii) each other person who provides substantial services to the Company and/or its Affiliates and who is designated as eligible by the Committee; and (iv) any person who has been offered employment by the Company or its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Option until such person has commenced employment with the Company or its Affiliates.  An employee on an approved leave of absence may be considered as still in the employ of the Company or its Affiliates for purposes of eligibility for participation in the Plan.
(u)           “Employer” means the Company and any Affiliate or successor thereto, which employs the Participant (determined without regard to any transfer of an Option) or for whom the Participant performs services.  For purposes of the Plan, with respect to any provision relating to the termination of a Participant’s employment or service, as applicable, the transfer of such Participant’s employment or service, as applicable, from one Employer to another Employer shall not constitute a “termination” of employment or service, as applicable, with the first Employer, and following such transfer, the subsequent Employer shall be deemed the Employer for purposes of the Plan.
(v)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.
(w)          “Expiration Date” means the date upon which the term of an Option expires, as determined under Section 5(b) or 5(c) hereof, as applicable; provided, however, that for all Annual Performance Vested Options and Cumulative Performance Vested Options, the Expiration Date shall be subject to Section 5(f)(ii)(4) below.
(x)            “Fair Market Value” means (i) prior to an IPO, the fair market value per share of Stock, as reasonably determined by the Board in good faith, (ii) at the time of an IPO, the per share price offered to the public in such IPO, and (iii) after an IPO, on any date (A) if the Stock is listed on a national securities exchange, the mean between the highest and lowest sale prices reported as having occurred on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (B) if the Stock is not listed on any national securities exchange but is listed on the Nasdaq National Market System, the average between the high bid price and low ask price reported on the date prior to such date, or, if there is no such sale on that date then on the last preceding date on which such a sale was reported.  If, after an IPO, the Stock is not listed on a national securities exchange or the Nasdaq National Market System, the Fair Market Value shall mean the amount determined by the Board in good faith to be the fair market value per share of Stock, on a fully diluted basis.
(y)           “Good Reason” means, in the absence of any employment agreement between a Participant and the Employer otherwise defining Good Reason, (i) the reduction of a Participant’s base salary or bonus opportunity, other than an across the board reduction in base salary or bonus opportunity applicable to all middle and senior management of the Company, (ii) the material breach by the Company of the provisions of this Plan or of any employment or similar agreement with the Participant, (iii) a relocation of Participant’s principal place of employment to a location which is more than 50 miles from the Participant’s principal place of employment as of the Effective Date, but only if such new principal place of employment is further from his permanent residence than the prior place of employment, or (iv) the material diminution of a Participant’s title, duties or responsibilities, without the Participant’s consent.  In the event there is an employment agreement between a Participant and the Employer defining Good Reason, “Good Reason” shall have the meaning provided in such agreement.  For purposes of this Plan, no termination of a Participant’s employment shall be considered for Good Reason unless the Participant has provided the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, within sixty (60) days of the occurrence of such event, and during such thirty (30) day notice period, the Company shall have failed to cure the event or events in question.
(z)            “IPO” means an initial public offering of the Stock registered under the Securities Act pursuant to an effective registration statement.
(aa)         “IPO Date” means the effective date of the registration statement for the IPO.

(bb)         “Lock-Up Period” shall have the meaning set forth in Section 6(a) below.
(cc)         “Missed Year” shall have the meaning set forth in Section 5(f)(ii)(1) below.
(dd)         “NRR” means the annualized net rate of return to the Warburg Investors from May 13, 2004 until the date of consummation of a Change in Control.  For purposes hereof, NRR shall be calculated solely by reference to payments received or to be received by the Warburg Investors in respect of any Company Securities, taking into account all management, sponsor, arranger and other fees, if any, paid by the Company or its Affiliates to the Warburg Investors; provided, however, that in the event of a Change in Control pursuant to Section 2(g)(iii), the value of any Company Securities held by the Warburg Investors following such Change in Control shall be included in the calculation of NRR hereunder as if the Warburg Investors had received payments equal to the Fair Market Value of such Company Securities in connection with such Change in Control.
(ee)         “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during specified time periods (including any Prior Vested Options).  Options under the Plan are not intended to qualify as “incentive stock options” meeting the requirements of Section 422 of the Code.
(ff)           “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.
(gg)         “Participant” means an Eligible Person who has been granted an Option under the Plan, or if applicable, such other person or entity who holds an Option.
(hh)         “Participant Repurchase Right” shall have the meaning set forth in Section 7 below.
(ii)           “Permitted Transfer” shall mean any transfer by a Participant of all or any portion of his or her shares of Stock (i) to or for the benefit of any spouse, child or grandchild of the Participant, or (ii) to a trust or partnership for the benefit of any of the foregoing, including transfers by will or the laws of descent and distribution.
(jj)           “Plan” means this Polypore International, Inc. 2006 Stock Option Plan.
(kk)         “Prime Rate” shall mean the rate from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates).
(ll)           “Prior Options” means, collectively, Prior Vested Options and Prior Unvested Options.
(mm)       “Prior Vested Options” means options to purchase Stock granted under the Company’s 2004 Stock Option Plan which were vested as of the Effective Date.
(nn)         “Prior Unvested Options” means options to purchase Stock granted under the Company’s 2004 Stock Option Plan prior to the Effective Date which were unvested as of the Effective Date.
(oo)         “Pro Rata Fraction” means, with respect to any Qualifying Terminated Participant, a fraction, the numerator of which equals the number of whole years elapsed from the later to occur of (x) the Effective Date or (y) the date such Qualifying Terminated Participant received a grant of Options hereunder, through the date of such Qualifying Terminated Participant’s termination of employment with the Employer, and the denominator equals 4.
(pp)         “Qualifying Terminated Participant” shall mean a Participant (i) whose employment with an Employer has been terminated by reason of such Participant’s death, Disability, by the Employer without Cause or by the Participant with Good Reason, and (ii) who has been employed with the Employer, the Company or any other Affiliate of the Company for more than twenty four (24) months prior to the date of such termination of employment, and (iii) who became a Participant more than twelve (12) months prior to the date of such termination of employment (it being understood that no Participant shall be deemed to have been a Participant prior the Effective Date as a result of holding Prior Options or otherwise).
(qq)         “Repurchase Price” means:

(i)            on or following a Participant’s termination of employment or service, as applicable, with the Employer other than by the Employer for Cause, an amount equal to the Fair Market Value of the Stock on the date of repurchase; or

(ii)           on or following a Participant’s termination of employment or service, as applicable, with the Employer by the Employer for Cause, the lesser of (A) the original purchase price paid for such shares of Stock, and (B) the Fair Market Value of the Stock on the date of repurchase.

(rr)           “Repurchase Right” means, as applicable, the Company Repurchase Right or the Participant Repurchase Right.
(ss)         “Repurchase Right Exercise Period” means, with respect to shares of Stock received upon the exercise of any Option:

(i)            in the case of shares acquired upon exercise of any Option prior to the date of a Participant’s termination, the period commencing on the date of such termination and ending on the seven (7) month anniversary of such termination; and

(ii)           in the case of shares acquired upon exercise of any Option on or following the date of a Participant’s termination, the period commencing on the date of such exercise and ending on the seven (7) month anniversary of the date of such exercise;

provided, however, that the Repurchase Right Exercise Period shall expire on the Repurchase Right Lapse Date.

(tt)            “Repurchase Right Lapse Date” shall mean the earliest to occur of (i) the IPO Date, (ii) a Change in Control, or (iii) the seven (7) year anniversary of the Effective Date.

(uu)         “Securities Act” means the Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.
(vv)         “Stock” means the Company’s Common Stock, par value $0.01 per share, and such other securities as may be substituted for such stock pursuant to Section 7 hereof.
(ww)       “Warburg Investors” means, collectively, Warburg Pincus Private Equity VIII, L.P. and any other fund affiliated with Warburg Pincus & Co., a New York general partnership, and their respective Affiliates.

3              Administration.
(a)           Authority of the Committee.  Except as otherwise provided below, the Plan shall be administered by the Committee.  The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants; (ii) grant Options; (iii) determine the type, number, and other terms and conditions of, and all other matters relating to, Options; (iv) prescribe Option Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (v) construe and interpret the Plan and Option Agreements and correct defects, supply omissions, or reconcile inconsistencies therein; and (vi) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.  The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Options under the Plan to non-employee directors.  In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.  Any action of the Committee shall be final, conclusive and binding on all persons, including, without limitation, the Company, its Affiliates, Eligible Persons, Participants and beneficiaries of Participants.
(b)           Delegation.  The Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine appropriate.  The Committee may appoint agents to assist it in administering the Plan.  Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Option granted under the Plan to any person or entity who is not an employee of the Company or any of its Affiliates shall be expressly approved by the Committee.
(c)           Section 409A.

(i)            The Committee shall take into account compliance with, and use commercially reasonable efforts to comply with, Section 409A of the Code in connection with any grant of an Option under the Plan, to the extent applicable, and all other acts or omissions taken or not taken in connection with this Plan.  In the event that the intent set forth above in Section 1(b) above is frustrated for whatever reason, the Committee shall act in good faith to achieve such intent to the extent reasonably practicable, and to take reasonable actions to alleviate the application, or any financial adverse effect on the Participants, of Section 409A of the Code to the Options granted under or subject to this Plan and the exercise of those Options.

(ii)           Notwithstanding anything contained herein to the contrary, if at the time of a Participant’s termination of employment or service, as applicable, with the Employer, (1) the Participant is a “specified employee” as defined in Section 409A of the Company, and the regulations and guidance thereunder in effect at the time of such termination and (2) any of the payments or benefits provided hereunder may constitute “deferred compensation” under Section 409A of the Code, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination of employment or service, as applicable, with the Employer.

4              Shares Available Under the Plan.
(a)           Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 9 hereof, the total number of shares of Stock reserved and available for delivery in connection with Options under the Plan (including any Prior Vested Options) shall be 2,596,693.  Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.
(b)           Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Option.  To the extent that an Option expires or is canceled, forfeited, settled in cash or otherwise terminated or concluded without a delivery to the Participant of the full number of shares to which the Option related, the undelivered shares will again be available for Options.  Shares withheld in payment of the exercise price or taxes relating to an Option and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Option shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Options under the Plan; provided, however, that, where shares are withheld or surrendered more than ten years after the date of the most recent stockholder approval of the Plan or any other transaction occurs that would result in shares becoming available under this Section 4(b), such shares shall not become available if and to the extent that it would constitute a material revision of the Plan subject to stockholder approval under then applicable rules of the national securities exchange on which the Stock is listed or the Nasdaq National Market System, as applicable.
5              Options.
(a)           General.  Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate.  The provisions of separate Options shall be set forth in an Option Agreement, which agreements need not be identical.  The Option Agreement shall designate whether an Option is an Annual Performance Vested Option, a Cumulative Performance Vested Option, or subject to other vesting conditions.
(b)           Conditions to Grant.  As a condition of the grant of any Option to any Participant hereunder, if such Participant holds Prior Options, he or she shall acknowledge and agree that (i) as of the Effective Date, all Prior Unvested Options shall be deemed cancelled, and of no further force or effect, and (ii) all Prior Vested Options shall no longer be subject to the terms and conditions of the Company’s 2004 Stock Option Plan or, except as provided in the next sentence, the option agreement entered into in connection therewith, and shall instead be deemed Options granted hereunder, and be subject to the terms and conditions of the Plan as in effect on and after the Effective Date.  This subsection (b) shall have no effect as to the number of shares of Stock subject to, and the exercise price and Expiration Date applicable to, any Prior Vested Option granted to Holder, subject to any subsequent adjustment applicable to all Options as permitted under the Plan.
(c)           Term.  The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.
(d)           Exercise Price.  The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than the Fair Market Value of a share of Stock on the date of grant; provided, however, that for purposes of determining Fair Market Value under this subsection (d), Fair

Market Value shall, notwithstanding anything contained in Section 2(x) to the contrary, be determined in a manner consistent with Section 409A of the Code and the guidance and regulations promulgated under Section 409A of the Code.
(e)           Payment for Stock.  Payment for shares of Stock acquired pursuant to Options granted hereunder shall be made in full, upon exercise of the Options: (i) in immediately available funds in United States dollars, or by certified or bank cashier’s check; (ii) by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Options so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Options divided by the Fair Market Value on the date of exercise; or (iii) by any other means approved by the Committee.  Anything herein to the contrary notwithstanding, the Company shall not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company through the Plan in violation of Section 402 of the Sarbanes-Oxley Act of 2002 (“Section 402 of SOX”), and to the extent that any form of payment would, in the opinion of the Company’s counsel, result in a violation of Section 402 of SOX, such form of payment shall not be available.
(f)            Vesting.

(i)            Options shall vest and become exercisable on such date or dates, or upon the achievement of performance or other conditions as may otherwise be determined by the Committee and set forth in the Option Agreement; provided, however, that Options designated as Annual Performance Vested Options or Cumulative Performance Vested Options in an Option Agreement shall vest in accordance with subsection (ii) below.  Notwithstanding any vesting dates otherwise applicable to Options, the Committee may in its sole discretion accelerate the vesting of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to vesting.  Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed or rendering services to the Employer, and all vesting shall cease upon a Participant’s termination of employment or services with the Employer for any reason.

(ii)           The following vesting provisions shall apply to all Options designated as Annual Performance Vested Options or Cumulative Performance Vested Options in a Participant’s Option Agreement:

(1)           Annual Performance Vested Options.  For each fiscal year of the Company beginning with fiscal year 2006 and ending with fiscal year 2009, provided that the Company has achieved an Annual EBITDA equal to, or in excess of, the Annual EBITDA Target for such fiscal year, twenty five percent (25%) of the Annual Performance Vested Options granted to a Participant shall vest and become exercisable as of the Committee Verification Date.  If Annual EBITDA for a fiscal year is less than the Annual EBITDA Target for such fiscal year (a “Missed Year”), but in any subsequent fiscal year, the Cumulative EBITDA for such subsequent fiscal year is equal to, or in excess of, the Cumulative EBITDA Target for such subsequent fiscal year, all Annual Performance Vested Options in respect of each prior Missed Year shall vest and become exercisable as of the Committee Verification Date.

(2)           Cumulative Performance Vested Options.  A Participant’s Cumulative Performance Vested Options shall vest and become exercisable on the Committee Verification

Date for fiscal year 2009 based upon the level of achievement of Cumulative EBITDA Target such that for each whole percentage that the Cumulative EBITDA for fiscal year 2009 is in excess of ninety (90%) of the Cumulative EBITDA Target for fiscal year 2009, ten percent (10%) of such Cumulative Performance Vested Options shall vest and become exercisable (e.g., at 95% target achievement, 50% of the Cumulative Performance Vested Options will vest).

(3)           Change in Control.  In the event of a Change in Control that results in NRR of twenty percent (20%) or more, seventy percent (70%) of both a Participant’s Annual Performance Vested Options and Cumulative Performance Vested Options shall vest and become exercisable on such Change in Control.  In addition, for each whole percentage that NRR is in excess of twenty percent (20%), an additional six percent (6%) of both a Participant’s Annual Performance Vested Options and Cumulative Performance Vested Options shall vest and become exercisable on such Change in Control (e.g., at a 25% NRR, 100% of both a Participant’s Annual Performance Vested Options and Cumulative Performance Vested Options will vest).  For purposes of this clause (3), all applicable percentages shall be based off of the aggregate number of Annual Performance Vested Options and Cumulative Performance Vested Options granted to a Participant, regardless of whether such Options are vested at the time such percentage is determined (e.g.,  if a Participant has vested in 50% of the Annual Performance Vested Options and no Cumulative Performance Vested Options at the time of a Change in Control, and a 20% NRR is achieved, the Participant shall vest in an additional 20% of the Annual Performance Vested Options and 70% of the Cumulative Performance Vested Options).

(4)           Expiration of Unvested Options.  Annual Performance Vested Options and Cumulative Performance Vested Options which have not vested on or prior to the earlier of (x) a Change in Control, or (y) the Committee Verification Date for fiscal year 2009, shall expire as of such applicable date, and be of no further force or effect.

(g)           Transferability of Options.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.  Notwithstanding the foregoing, Options shall be transferable to the extent provided in the Option Agreement or otherwise determined by the Committee.
(h)           Termination of Employment or Service.  Except as may otherwise be provided by the Committee in the Option Agreement:

(i)            If prior to the Expiration Date, a Participant’s employment or service, as applicable, with the Employer terminates for any reason other than (A) by the Employer for Cause, or (B) by reason of the Participant’s death or Disability, (1) all vesting with respect to the Options shall cease, (2) subject to subsection (iv) below in the case of a Qualifying Terminated Participant, any unvested Options shall expire as of the date of such termination, and (3) subject to subsection (iv) below in the case of a Qualifying Terminated Participant, any vested Options shall remain exercisable until the earlier of the Expiration Date or the date that is ninety (90) days after the date of such termination.

(ii)           If prior to the Expiration Date, a Participant’s employment or service, as applicable, with the Employer terminates by reason of such Participant’s death or Disability, (A) all vesting with respect to the Options shall cease, (B) subject to subsection (iv) below in the case of a Qualifying Terminated Participant, any unvested Options shall expire as of the date of such termination, and (C) subject to subsection (iv) below in the case of a Qualifying Terminated Participant, any vested

Options shall expire on the earlier of the Expiration Date or the date that is twelve (12) months after the date of such termination due to death or Disability of the Participant.  In the event of a Participant’s death, the Options shall remain exercisable by the person or persons to whom a Participant’s rights under the Options pass by will or the applicable laws of descent and distribution until its expiration, but only to the extent the Options were vested by such Participant at the time of such termination due to death.

(iii)          If prior to the Expiration Date, a Participant’s employment or service, as applicable, with the Employer is terminated by the Employer for Cause, all Options (whether or not vested) shall immediately expire as of the date of such termination.

(iv)          If a Participant is a Qualifying Terminated Participant, notwithstanding subsections (i) or (ii) above, such Participant’s unvested Cumulative Performance Vested Options shall remain outstanding until the earlier of the Expiration Date or the date that is twelve (12) months after the date of such termination.  To the extent that the Cumulative Performance Vested Options would have vested pursuant to Section 5(f)(ii)(2) or Section 5(f)(ii)(3) above within such twelve (12) month period (had no such termination occurred), such Qualifying Terminated Participant shall vest in a number of Cumulative Performance Vested Options equal to the number of Cumulative Performance Options that would have vested pursuant to Section 5(f)(ii)(2) or Section 5(f)(ii)(3)  above (had no such termination occurred) multiplied by the Pro Rata Fraction.  Cumulative Performance Vested Options that vest in accordance with the prior sentence shall remain exercisable until the earlier of the Expiration Date or the date that is ninety (90) days after (x) Committee Verification Date for fiscal year 2009, in the case of vesting as a result of Section 5(f)(ii)(2) above, or (y) the date of the Change in Control, in the case of vesting as a result of Section 5(f)(ii)(3) above.  All unvested Cumulative Vested Performance Options that do not otherwise vest in accordance with this subsection (iv) shall expire on the twelve (12) month anniversary of the date of the termination of such Qualifying Terminated Participant’s employment with the Employer.

6              Restrictions on Stock.
(a)           Prohibition on Transfers.  Except as otherwise approved by the Committee, pursuant to Section 7 below, or pursuant to subsections (b), (c) or (d) below, shares of Stock acquired by a Participant upon the exercise of any Option granted hereunder may not be sold, transferred or otherwise disposed of prior to the one hundred eightieth (180th) day following the IPO Date (the “Lock-Up Period”).  If requested by the underwriters managing any IPO, each Participant shall execute a separate agreement to the foregoing effect.  The Company may impose stop-transfer instructions with respect to the Stock (or securities) subject to the foregoing restriction until the end of such period.
(b)           Drag-Along Rights.

(i)            If the Warburg Investors are proposing to sell to one or more third parties fifty percent (50%) or more of the number of the Company Securities beneficially owned by them on any date of determination, the Warburg Investors shall have the right to require each Participant to sell, in accordance with the immediately following sentence hereof, all or a portion of such Participant’s shares of Stock received in connection with an Award granted hereunder in such sale.  In the event that the Warburg Investors require the Participants to sell all or a portion of their shares of Stock pursuant to this Section 6(b) such Participants shall be required to include in such sale an amount of shares of Stock equal to the aggregate number of shares of Stock owned by such Participant as of the date of the proposed sale multiplied by a fraction, the numerator of which shall be the number of Company Securities that the Warburg Investors are proposing to sell in such sale, and the denominator of which is the aggregate Company Securities owned by the Warburg Investors, in each case, as of the date of the proposed sale.  A Participant required to sell any shares of Stock pursuant to this Section 6(b), shall be entitled to receive in exchange therefor the purchase price per share of Stock received by the Warburg Investors with respect to their shares of Stock in such transaction (less, in the case of options, warrants or other convertible securities, the exercise or purchase price thereof); provided, however, that if the Company Securities include preferred stock of the Company, such per share price shall be calculated assuming conversion of all preferred stock and after giving effect to any applicable liquidation preference to all holders of such preferred stock.  The purchase price paid for any shares of stock sold pursuant to this Section 6(b) shall be payable in the same form of consideration as received by the Warburg Investors, or in the discretion of the Committee, such other consideration as the Committee deems equitably appropriate.

(ii)           To exercise the rights granted under this Section 6(b), the Warburg Investors shall give each Participant a written notice, not less than fifteen (15) days prior to the proposed sale, containing (i) the name and address of the proposed transferee(s) and (ii) the proposed purchase price with respect to the shares of Stock, terms of payment and other material terms and conditions of the offer of the proposed transferee(s), including the expected closing date of the sale.  Each Participant shall thereafter be obligated to sell his or her shares of Stock to the proposed transferee(s) or vote his or her shares of Stock in favor of the proposed transaction, as the case may be, in accordance with Section 6(b)(i) above.

(iii)          Notwithstanding anything contained in this Section 6(b), in the event that all or a portion of the purchase price for the shares of Stock being purchased consists of securities and the sale of such securities to any Participant would, by virtue of the fact that such Participant is not an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Warburg Investors, any one or more of such Participants may receive, in lieu of such securities, the Fair Market Value of such securities in cash, as determined in good faith by the Board.

(iv)          For these purposes of this Section 6(b), the term “Stock” shall be deemed to only include shares of Stock acquired upon exercise of any Option.

(v)           The drag-along rights described in this Section 6(b) shall terminate upon the IPO Date.

(c)           Tag-Along Rights.

(i)            Subject to Section 6(c)(iii) below, for so long as the Warburg Investors directly owns at least ten percent (10%) of the outstanding shares of Stock held by the Warburg Investors on May 13, 2004 (as adjusted to reflect any stock dividend, split, reverse split, combination, recapitalization, reclassification of shares, capital contributions or like event), and if any of the Warburg Investors desire to sell any of the shares of Stock in a single transaction or a series of transactions (the “Selling Stockholder”), the Committee shall ensure that the Selling Stockholder contractually agrees, in writing, that it shall be prohibited from selling any Stock directly owned by it to one or more third parties, unless Warburg Investors notifies all Participants holding Stock received upon the exercise of Options (the “Tag-

Along Investors”), in writing, of such proposed sale and its terms and conditions and complies with the other provisions of this Section 6(c).  Within ten (10) days of the date of such notice, each Tag-Along Investor shall notify the Selling Stockholder if it elects to participate in such sale.  Any Tag-Along Investor that fails to notify the Selling Stockholder within such ten (10) day period shall be deemed to have waived its rights under this Section 6(c)(i) with respect to the proposed sale.  Each Tag-Along Investor that so notifies the Selling Stockholder shall have the right to sell, at the same price and on the same terms and conditions as the Selling Stockholder, an amount of Stock equal to the Stock the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Stock owned by such Tag-Along Investor and the denominator of which shall be the sum of aggregate number of shares of Stock owned (1) by the Selling Stockholder, (2) each Tag-Along Investor exercising its rights under this Section 6(c)(i), and (3) any other stockholders of the Company exercising tag-along rights existing pursuant to other contractual agreements with the Company.

(ii)           In the event that all or a portion of the purchase price consists of securities and the sale of such securities to the Tag-Along Investors would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act or a similar provision of any state securities law, then, at the option of the Selling Stockholder, any one or more of the Tag-Along Investors may receive, in lieu of such securities, the Fair Market Value of such securities in cash.

(iii)          The provisions of Section 6(c)(i) above shall not apply to Transfers, whether by sale or otherwise, amongst the Warburg Investors themselves, provided such transferee Affiliate(s) agree in writing to be bound by the terms of this Section 6(c).  The tag-along rights described in this Section 6(c) shall terminate upon the IPO Date.

(d)           Permitted Transfers.  Stock acquired upon exercise of an Option may be transferred in connection with a Permitted Transfer; provided, however, that it shall be a condition of each such Permitted Transfer, that (x) the transferee agrees to be bound by the terms of the Plan and the applicable Option Agreement as though no such transfer had taken place, and that (y) the Participant has complied with all applicable law in connection with such transfer.
7              Repurchase Rights Upon Termination of Employment.
(a)           Company Repurchase Right.  If, prior to the Repurchase Right Lapse Date, a Participant’s employment or service with the Employer terminates for any reason then, at any time prior to the expiration of the Repurchase Right Exercise Period, the Company shall have the right to repurchase the shares of Stock received pursuant to Options granted hereunder at a per share price equal to the Repurchase Price (the “Company Repurchase Right”).
(b)           Participant Repurchase Right.  If, prior to the Repurchase Right Lapse Date, a Participant’s employment or service with the Employer terminates by reason of such Participant’s death or Disability, then, at any time prior to the expiration of the Repurchase Right Exercise Period, the Participant, or his or her beneficiaries or estate, shall have the right to require the Company to repurchase the shares of Stock received pursuant to Options granted hereunder at a per share price equal to the Repurchase Price (the “Participant Repurchase Right”); provided, however, that the Participant Repurchase Right shall not apply to any shares of Stock held by a Participant for less than six (6) months and one day.
(c)           Exercise of Repurchase Rights.  Repurchase Rights shall be exercisable upon written notice to the Company or a Participant, as applicable, indicating the number of shares of Stock to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of such notice.  The certificates representing the shares of Stock to be repurchased shall be delivered to the Company prior to the close of business on the date specified for the repurchase.
(d)           Payment of Repurchase Price. Except in the case of the exercise of a Repurchase Right by the Company following a Participant’s termination of employment or service, as applicable, (A) by the Employer for Cause or (B) by such Participant without Good Reason, the aggregate Repurchase Price shall be paid in a lump-sum at the time of repurchase.  If the Company exercises the Repurchase Right following a Participant’s termination of employment or service, as applicable, (A) by the Employer for Cause or (B) by such Participant without Good Reason, the Company shall be permitted to issue a promissory note equal to the aggregate Repurchase Price in lieu of a cash payment; provided, however, that such promissory note shall have a maturity date that does not exceed three years from the date of such repurchase, shall bear simple interest of not less than the Prime Rate in effect on the date of such repurchase, and shall be payable as to interest in equal monthly installments during the term of the note and as to principal on the maturity date.
(e)           Assignment of Company Repurchase Right.  The Company shall be permitted to assign its Repurchase Right to the Warburg Investors.
8              Adjustment for Recapitalization, Merger, etc.
(a)           Capitalization Adjustments. The aggregate number of shares of Stock which may be granted or purchased pursuant to Options granted hereunder, the number of shares of Stock covered by each outstanding Option, and the price per share thereof in each such Option shall be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price or kind of a share of Stock or other consideration subject to such Options (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Option (including any Corporate Event (as defined below)); or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan.
(b)           Corporate Events.  Notwithstanding the foregoing, except as may otherwise be provided in an Option Agreement, in the event of (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash; (iii) a Change in Control; or (iv) the reorganization or liquidation of the Company (each, a “Corporate Event”), in lieu of providing the adjustment set forth in subsection (a) above, the Committee may, in its discretion, cancel any or all vested and/or unvested Options as of the consummation of such Corporate Event, and provide that holders of Options so cancelled will receive a payment in respect of cancellation of their Options based on the amount of the per share consideration being paid for the Stock in connection with such Corporate Event, less the applicable exercise price; provided, however, that holders of (1) Options shall only be entitled to consideration in respect of cancellation of an Option if the per share consideration less the applicable exercise price is greater than zero, and (2) “performance vested” Options, including Annual Performance Vested Options and Cumulative Performance Vested Options, shall only be entitled to consideration in respect of cancellation of such Options to the extent that the applicable performance criteria is achieved prior to or as a result of such Corporate Event, and shall not otherwise be entitled to payment in consideration of cancelled unvested Options.  Payments to holders pursuant to the preceding sentence shall be made in cash, or, in the sole discretion of the Committee, in such other consideration necessary for a holder of an Option to receive property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Option at such time.
(c)           Fractional Shares.  Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.
9              Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

10            Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of stock ownership in respect of shares of Stock which are subject to Options hereunder until such shares have been issued to that person.

11            Employment or Service Rights.

No individual shall have any claim or right to be granted an Option under the Plan or, having been selected for the grant of an Option, to be selected for a grant of any other Option.  Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

12            Compliance With Laws.

The obligation of the Company to make payment of Options in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required.  Notwithstanding any terms or conditions of any Option to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Option unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with.  The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock issued upon exercise of Options.  If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

13            Withholding Obligations.

As a condition to the exercise of any Option, the Committee may require that a Participant satisfy, through a cash payment by the Participant, or, in the discretion of the Committee, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all Federal, state and local income and other taxes of any kind required or permitted to be withheld in connection with such exercise.  The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements and such shares shall be valued at their Fair Market Value as of the settlement date of the Option; provided, however, that the aggregate Fair Market Value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutory required withholding amount with respect to such Option.

14            Amendment of the Plan or Options.
(a)           Amendment of Plan.  The Board at any time, and from time to time, may amend the Plan; provided, however, that, following the IPO Date, without stockholder approval, the Board shall not make any amendment to the Plan which would violate the stockholder approval requirements of the national securities exchange on which the Stock is listed or the Nasdaq National Market System, as applicable.
(b)           No Impairment of Rights.  Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless the Participant consents in writing.
(c)           Amendment of Options.  The Committee, at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless the Participant consents in writing.
15            Termination or Suspension of the Plan.

The Board may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board.  No Options may be granted under the Plan while the Plan is suspended or after it is terminated.  Rights under any Option granted before suspension or termination of the Plan shall not be impaired by such suspension or termination of the Plan unless the Participant consents in writing.

16            Effective Date of the Plan.

The Plan is effective as of the Effective Date.

17            Miscellaneous.
(a)           Options to Participants Outside of the United States.  The Committee may modify the terms of any Option under the Plan made to or held by a Participant who is then a resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Option shall conform to laws, regulations and customs of the country in which the Participant is then a resident or primarily employed, or so that the value and other benefits of the Option to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such Option to a Participant who is a resident or primarily employed in the United States.  An Option may be modified under this Section 17(a) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation.

(b)           No Liability of Committee Members.  No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(c)           Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(d)           Governing Law.  The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.
(e)           Funding.  No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.  Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(f)            Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.
(g)           Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.